                                            BERNARD CHAUS, INC.
                                            530 Seventh Avenue
                                            18th Floor
                                            New York, NY  10018

                                                   October 18, 2004

Mr. David Panitz
c/o Bernard Chaus, Inc.
530 Seventh Avenue
18th floor
New York, New York 10018

Dear Mr. Panitz:

                  We are pleased to offer you employment with Bernard Chaus,
Inc. (the "Company"), effective as of October 18, 2004 (the "Commencement Date), on the terms set forth below:

POSITION:            Chief Operating Officer reporting to the chief executive
                     officer of the Company. You shall devote all of your
                     business time and attention to the business and affairs of the Company consistent with your position with the Company.

SALARY:              $375,000 per year, payable in intervals consistent with the
                     Company's payroll practices. Increases in salary shall be
                     considered by the Compensation Committee of the Board of
                     Directors (the "Compensation Committee") from time to time, in its sole discretion.

TERM:                Three years from the Commencement Date, unless employment
                     is terminated for any reason prior to such date.

ANNUAL BONUS:        You shall be entitled to participate in the Company's
                     incentive plan for senior management. You shall receive a
                     guaranteed bonus of $75,000 for the fiscal year ending June
                     30, 2005 (the "Guaranteed Bonus"). The Guaranteed Bonus
                     shall be paid on September 30, 2005, unless you are
                     terminated for Cause or your employment terminated by
                     reason of your voluntary termination or your death or
                     Disability (as defined below) prior to such date.
                     Commencing with the fiscal year ending June 30, 2006, a
                     target (the "Target") shall be set by the Compensation
                     Committee of the Company's Board of Directors (the
                     "Compensation Committee"), in its sole discretion, which,
                     if achieved, would entitle you to a bonus (the "Target
                     Bonus") as follows:

                              20% of Salary if Target is achieved
                              15% of Salary if at least a percentage of Target
                     specified by the Compensation Committee, in its sole
                     discretion, is achieved.
                              Up to 50% of Salary is the Target is exceeded by
                     a percentage to be specified by the Compensation Committee, in its sole discretion.

                     The Target Bonus for a particular fiscal year shall be
                     payable to you on September 30 following such fiscal year
                     ended June 30, but only if you are employed by the Company on June 30 of such fiscal year; provided, however, that if your employment shall be terminated by the Company without
                     Cause (as defined below) other than as a result of your
                     death or disability, prior to the end of a fiscal year, the pro rated portion of the Target Bonus for such year (based

Mr. David Panitz
10/18/04

                     upon the number of months of the fiscal year which elapsed before the termination date) shall be paid to you on
                     September 30 following such fiscal year.

AUTOMOBILE
  ALLOWANCE:         $1,000 per month, plus reimbursement of parking expenses.

OPTIONS:             Immediately following the approval by the shareholders of
                     the Company at the Annual Meeting scheduled for November
                     10, 2004 (the "Initial Option Date"), of an increase in the number of shares authorized for grant under the Company's
                     1998 Stock Option, as amended (the "Plan"), the Company
                     shall grant to you options to purchase 300,000 shares of
                     the Company's Common Stock (the "2004 Options"), pursuant
                     to the terms hereof, provided, that you are employed with
                     the Company on the Initial Option Date. In addition, the
                     Compensation Committee will establish a program under which you can be granted additional options over the three year
                     Term to purchase up to an additional 300,000 shares of the
                     Company's Common Stock, if you meet specified targets as
                     determined by the Compensation Committee, in its sole
                     discretion ("Target Options"). The exercise price of the
                     2004 Options, if any, shall be the closing price of the
                     Company's Common Stock on the Initial Option Date, as
                     quoted on the Over the Counter Bulletin Board. The exercise price of the Target Options, if any, shall be the closing
                     price of the Company's Common Stock on the date of grant of each Target Option , as quoted on the Over the Counter
                     Bulletin Board. The 2004 Options shall vest in three equal annual installments on the anniversary dates of the Option
                     Date and shall otherwise be subject to the terms of the
                     Plan. Vesting and other terms of the Target Options shall
                     be as determined by the Compensation Committee, in its sole discretion. The 2004 Options and the Target Options, are
                     collectively referred to herein as the Options. In the
                     event of a Change of Control (as defined below), during the
                     Term, any unvested Options then held by you shall vest
                     immediately. In the event your employment is terminated by the Company without Cause, other than due to your death or disability, you shall have thirty (30) days from the
                     termination date to exercise vested Options. In the event
                     of termination for any other reason, all unvested Options
                     shall be forfeited and you shall have thirty (30) days from the termination date to exercise vested Options, except
                     that if the termination is the result of your death or
                     Disability, you shall have ninety (90) days from the
                     termination date to exercise all of your vested Options.

TERMINATION
    BENEFITS:        In the event your employment is terminated by the Company
                     without Cause, prior to the end of the Term, whether
                     following a Change in Control or otherwise, but other than as a result of your death or Disability, you shall be
                     entitled to receive non-competition payments equal to one
                     year base salary. In addition, if the termination occurs
                     prior to the payment of the Guaranteed Bonus, or Target
                     Bonus for the applicable fiscal year, as the case may, you shall also be paid the Guaranteed Bonus or Target Bonus, as the case may be, on the dates and to the extent set forth
                     above under the caption "Annual Bonus" above. In addition, the Company shall make the COBRA payments on your behalf
                     necessary to continue your medical coverage for a period
                     not to exceed twelve months following the date of such
                     termination without Cause. Your non-competition payments
                     shall be payable in twelve monthly installments, and
                     together with your Guaranteed Bonus or Target Bonus, if
                     any, and entitlement to COBRA payments, shall constitute
                     full satisfaction of your rights against the Company for
                     termination of your employment. Your non-competition
                     payments and COBRA payments described in this paragraph
                     shall terminate immediately upon your acceptance of a
                     position as employee (including self-employment) or
                     consultant with another entity, and you agree to provide
                     immediate notice to the Company of your acceptance of any
                     such position. In the event your employment is terminated
                     by the Company for Cause or as a result of your voluntary

Mr. David Panitz
10/18/04

                     resignation from the Company or your death or disability,
                     you shall be paid only your accrued salary and benefits
                     through the date of termination, and you shall have no
                     further rights under this Agreement.

CAUSE:               Conviction of or plea of guilty or nolo contendere to a
                     felony; negligence or willful misconduct in performing your duties; failure to comply with this Agreement in any
                     material respect; failure to comply with any material
                     written policy of the Company; failure to carry out lawful and defined responsibilities assigned by management or the
                     Board of Directors, or commission of fraud, theft against
                     or embezzlement from the Company.

CHANGE OF CONTROL:   The Company shall be merged or consolidated with an
                     unaffiliated entity resulting in a change in a majority of the Board of Directors or the Company shall have sold
                     substantially all of its assets to an unaffiliated entity;
                     the acquisition by any person or group of beneficial
                     ownership (as such terms are defined under Regulation 13D
                     of the rules and regulations adopted under the Securities
                     Exchange Act of 1934, as amended) of more than 50% of the
                     Company's then outstanding common stock resulting in a
                     change in a majority of the Board of Directors.

DISABILITY:          Your inability to report to work and to perform your
                     regular job functions for a period of ninety consecutive
                     days or one hundred twenty days in any twelve month period of the Term due to a physical or mental condition.

NON-COMPETITION:     You agree not to compete with the business of the Company, directly or indirectly, whether as principal, manager,
                     agent, employee, consultant, investor, advisor or
                     representative, during the term of your employment and for a period thereafter equal to one year from the date of your termination of employment. The foregoing will not prohibit a passive investment by you in a public company not
                     exceeding 2% of any class of equity securities of such
                     company.

NON-SOLICITATION
PERIOD:              You agree that, for one year after the termination of your employment for any reason, you will not, directly or
                     indirectly, solicit or hire any persons who were employed
                     or acting as a consultant to the Company during the one
                     year period prior to the termination of your employment.

CONFIDENTIALITY:     You agree that you will, during and after the end of the
                     term of your employment, keep confidential all non-public
                     information concerning the Company or its business, except for purposes consistent with the business of the Company or for the benefit of the Company, and you will not, directly or indirectly, use for your own account any of such
                     information. If you are compelled by operation of law or by court order or subpoena to disclose any confidential
                     information concerning the Company or its business, you
                     will provide the Company with notice as soon as practicable after you become aware of such requirement and cooperate
                     with the Company at its expense in seeking a protective
                     order to preserve the confidentiality of the information to the greatest extent practicable.

REMEDIES:            As you can understand, since we have to be protected, the
                     Company will be entitled, in addition to other remedies, to obtain an injunction against any potential or actual
                     violations of your non-competition, non-solicitation or
                     confidentiality agreements. You agree to waive the posting of any bond, which may otherwise be required for the
                     Company to obtain such injunction.

WITHHOLDING TAXES:   All compensation hereunder, shall be subject to applicable withholding taxes.

Mr. David Panitz
10/18/04

GOVERNING LAW:       New York

REPRESENTATION:      You represent that your execution of this letter and your
                     performance of your obligations hereunder will not violate the terms of any agreement, arrangement, or understanding, order or decree to which you are a party or by which you
                     are bound.

                  Please indicate your acceptance of the terms of this offer letter by your signature below. Once signed by both parties, this offer letter shall be binding on both parties.

                                                   Sincerely,

                                                   Bernard Chaus, Inc.

                                                   By: /s/Josephine Chaus

Accepted and Agreed to
as of the date set forth above:

/s/David Panitz
---------------
David Panitz